United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 29, 2006

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26023	04-3310676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

From September 15, 2006, through September 29, 2006, Alloy, Inc. (“Alloy”) entered into agreements with certain holders of its 5.375% Convertible Senior Debentures due 2023 (the “Debentures”), pursuant to which such holders have converted approximately $35.1 million face amount of their Debentures, in accordance with their terms, into shares of Alloy common stock, $0.01 par value per share, and shares of dELiA*s, Inc. (“dELiA*s”) common stock, $0.001 par value per share. In addition to Alloy and dELiA*s issuing the requisite number of shares required pursuant to the Indenture under which the Debentures were issued, Alloy also paid each of those holders varying cash premiums for agreeing to convert their Debentures. The issuance of the Alloy common stock upon conversion of the Debentures was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) set forth in Section 3(a)(9) of the Act.

As a result of the above described conversions, as well as those discussed in Alloy’s Current Report on Form 8-K dated September 14, 2006, approximately $12.7 million of the principal amount of the Debentures remain outstanding and Alloy has issued a total of 1,690,537 shares of its common stock (1,048,210 shares related to the September 15-29, 2006 conversions and 642,327 shares related to the September 14, 2006 and prior conversions). Following the spinoff by Alloy of dELiA*s in December 2005 and Alloy’s one-for-four reverse stock split effected on February 1, 2006, each $1,000 in principal amount of the Debentures is convertible into 29.851 shares of Alloy common stock and 59.702 shares of dELiA*s common stock.

A copy of the Company’s press release relating to this event is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

99.1	Press Release dated October 4, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: October 4, 2006	/s/ Matthew C. Diamond
Matthew C. Diamond Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

(d) Exhibits.

99.1	Press Release dated October 4, 2006.